Exhibit 10.6

ADMINISTRATIVE SERVICES AGREEMENT

DT Cloud Star Acquisition Corporation

175 Pearl St., Floors 1 through 3

Brooklyn, NY 11201

_______, 2024

DT Cloud Star Management Limited

Ladies and Gentlemen:

This letter agreement (this “Agreement”) by and between DT Cloud Star Acquisition Corporation (the “Company”) and DT Cloud Star Management Limited (“DT Star Mgmt”), dated as of the date hereof, will confirm our mutual agreement that, commencing on the first date (the “Effective Date”) that any securities of the Company registered on the Company’s registration statement on Form S-1 (the “Registration Statement”) for its initial public offering (the “IPO”) are listed on the Nasdaq Stock Market and continuing until the earlier of (i) the consummation by the Company of an initial business combination and (ii) the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “ Termination Date”), DT Star Mgmt shall make available, or cause to be made available, to the Company certain office space, utilities and secretarial and administrative services as may be required by the Company from time to time, situated at 175 Pearl St., Floors 1 through 3, Brooklyn, NY 11201 (or any successor location). In exchange therefor, the Company shall pay DT Star Mgmt the sum of $10,000 per month on the Effective Date and continuing monthly thereafter until the Termination Date.

DT Star Mgmt hereby irrevocably waives any and all right, title, interest, cause of action and claims as a result of, or arising out of, this Agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established upon the consummation of the IPO for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this Agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

Any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

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Very truly yours,

DT Cloud STAR ACQUISITION CORPORATION

By:
Name:	Bian Fan
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

DT Cloud Star Management Limited

By:
Name:	Guojian Chen
Title:	Director